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                                                                    EXHIBIT 23.2


              DELOITTE & TOUCHE LLP CONSENT AND REPORT ON SCHEDULE


To the Board of Directors and Stockholders of On Command Video Corporation

We consent to the use in this Registration Statement on Form S-4 of On Command Corporation of our report dated January 19, 1996 (March 27, 1996 as to the first paragraph of Note 13 and August 16, 1996 as to the second, third and fourth paragraphs of Note 13) related to the financial statements of On Command Video Corporation as of December 31, 1995 and 1994 and for the years then ended appearing in the Information Statement/Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Information Statement/Prospectus.

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of On Command Video Corporation, listed in Item 21. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                        /s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

San Jose, California
August 16, 1996